EXHIBIT 21


                                 SUBSIDIARIES OF
                            TOMMY HILFIGER CORPORATION



                                                State or Other Jurisdiction
    Name of Subsidiary                       of Incorporation or Organization

    Tommy Hilfiger U.S.A., Inc.                      Delaware
    Tommy Hilfiger Retail, Inc.                      Delaware
    Tommy Hilfiger Licensing, Inc.                   Delaware
    Tommy Hilfiger Flagship Stores, Inc.             Delaware
    TH Flagship Holding Corporation I                Delaware
    TH Flagship Holding Corporation II               Delaware
    Tommy Hilfiger Retail (UK) Company               United Kingdom
    Tommy Hilfiger (Eastern Hemisphere) Limited      British Virgin Islands
    Tommy Hilfiger (HK) Limited                      Hong Kong
    Tommy Hilfiger (India) Limited                   British Virgin Islands
    Tommy Hilfiger (Singapore) Pte. Ltd.             Singapore